Exhibit 5.2

ROSENN JENKINS & GREENWALD LLP 15 South Franklin Street Wilkes-Barre, PA 18711 Tel: 570.826.5600 Fax: 570.826.5640

January 29, 2016

MOHEGAN GAMING TRIBAL AUTHORITY

One Mohegan Sun Boulevard

Uncasville, CT 06382

Re:	Mohegan Tribal Gaming Authority Registration Statement

on Form S-4 filed on January 29, 2016

Gentlemen:

We have acted as special Pennsylvania counsel to Downs Racing, L.P. (“Downs”), Mill Creek Land, L.P. (“Mill Creek”), Backside, L.P. (“Backside”), and Northeast Concessions, L.P. (“NE Concessions”), each being organized as a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC (“MC Ventures”), organized as a Pennsylvania limited liability company (collectively the “Pennsylvania Guarantors” and each a “Pennsylvania Guarantor”) in connection with the offer (the “Exchange Offer”) of the Mohegan Tribal Gaming Authority (“MTGA”), an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”), to exchange certain 9.75% Senior Notes due 2021 (the “Exchange Notes”) and guarantees including without limitation notations of guarantee (collectively, the “Exchange Guarantees”) of the guarantors listed in the Registration Statement (defined below) pursuant to the Indenture (defined below), which have been registered under the Securities Act of 1933 (the “Securities Act”) for any and all outstanding 9.75% Senior Notes due 2021 (the “Outstanding Notes”), all of which notes have been issued pursuant to the Indenture, dated August 11, 2015 (the “Indenture”) entered into by the Tribe, the Pennsylvania Guarantors and the other guarantors party thereto and U.S. Bank National Association, as Trustee.

In that capacity we have examined, among other things, the following agreements, instruments and documents, hereinafter referred to as the “Documents”:

(a) The Indenture;

(b) The form of Exchange Notes representing the Exchange Notes;

(c) The form of the Exchange Guarantees and terms thereof as set forth in the Indenture;

(d) The Registration Statement of MTGA on Form S-4 (“Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2016 under the Securities Act;

(e) The Certificate of Limited Partnership, Limited Partnership Agreement, and Pennsylvania Good Standing Certificate of Downs;

(f) The Certificate of Limited Partnership, Limited Partnership Agreement and Pennsylvania Good Standing Certificate of Mill Creek;

Rosenn Jenkins & Greenwald LLP

MOHEGAN GAMING TRIBAL AUTHORITY

January 29, 2016

(g) The Certificate of Limited Partnership, Limited Partnership Agreement, and Pennsylvania Good Standing Certificate of Backside;

(h) The Certificate of Limited Partnership, Limited Partnership Agreement, and Pennsylvania Good Standing Certificate of NE Concessions;

(i) The Certificate of Formation, Operating Agreement, and Pennsylvania Good Standing Certificate of MC Ventures, the general partner of each of the above limited partnerships.

In addition to the foregoing, we have examined the original or certified, conformed or photostatic copies of such other certificates, documents, records and legal matters as we have deemed necessary or relevant for purposes of issuing the opinions hereinafter expressed.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing, and other qualifications, assumptions and limitations contained in this letter, it is our opinion that:

1. Each of the Pennsylvania Guarantors is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

2. Each of the Pennsylvania Guarantors has all requisite limited liability company or limited partnership power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantees.

3. The Indenture has been duly and validly authorized, executed and delivered by each Pennsylvania Guarantor party thereto.

4. The Exchange Guarantees have been duly and validly authorized by each Pennsylvania Guarantor. When the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in the Exchange Offer, the Exchange Guarantees will be duly executed and delivered by each Pennsylvania Guarantor.

As to matters of fact, unless otherwise expressly set forth in this opinion, we have made no independent investigation but have relied entirely, with your concurrence, upon our actual knowledge (being limited to facts which may have otherwise come to the attention of the attorneys of the undersigned firm who were involved in the representation of Downs, Mill Creek, Backside, MC Ventures and NE Concessions), and upon any certificates issued by officers of any such entities or other persons who appear to have knowledge of the relevant facts or by public officials charged with the responsibility of certifying the matters certified, in each case without assuming any responsibility on our part to otherwise confirm or assure the accuracy of such facts as of the date of this Opinion.

We are licensed to practice law in the Commonwealth of Pennsylvania, and opine only as to the laws of the Commonwealth of Pennsylvania, and not as to the laws of any other state.

Rosenn Jenkins & Greenwald LLP

MOHEGAN GAMING TRIBAL AUTHORITY

January 29, 2016

We have assumed (i) the accuracy, truthfulness, and completeness of all documents, agreements, certificates, and opinions as to the statements of fact contained therein and reviewed by us; and (ii) that all public records are accurate, complete, and authentic, including their proper indexing and filing.

Notwithstanding anything to the contrary herein, no opinion is rendered herein as to the effect of tribal law, or of any federal, state or local law pertaining to tribal, gaming or securities law.

Without limiting the generality of the foregoing exclusions, we specifically note that we render no opinion as to the effect of any Federal or state law which would treat property of, entities owned or controlled by, or contracts entered into by, tribes, native Americans, or instrumentalities of them, differently than other property, entities or contracts, or which confers upon tribes, their instrumentalities, native Americans, or entities owned or controlled by them, rights which are not conferred upon or generally enjoyed by other persons under Federal or state law. Moreover, unless otherwise specifically stated this Opinion also excludes antitrust, ERISA, OSHA, labor and employment, tax, intellectual property, criminal, environmental, licensing, permitting and zoning laws and regulations.

This opinion speaks only as of its date. We understand that the firm of Wachtell, Lipton, Rosen & Katz wishes to rely as to certain matters of Pennsylvania law on the opinions expressed herein in connection with the delivery of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance. In addition, the undersigned has consented to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ROSENN JENKINS AND GREENWALD LLP